Filed Pursuant to Rule 424(b)(3)

Registration No. 333-165951

PROSPECTUS

GREENPLEX SERVICES, INC.

1,180,000 Shares Common Stock

We are registering 1,180,000 shares of our common stock for shareholders of our company (see “Selling Shareholders”).  This includes 300,000 affiliate shares and other shareholders are offering 880,000 shares.  There is currently no public market for our securities; however, after this registration statement becomes effective, we intend to make application for quotation on the OTC Bulletin Board.  Non-affiliates’ shares will be sold at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board or listed on a registered national securities exchange, thereafter the shares will be sold at prevailing market prices or privately negotiated prices.  Affiliates’ shares will be sold at a fixed price of $0.10 for the duration of the offering.  There is no guarantee that our common stock will be accepted for quotation on the OTC Bulletin Board.

THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. (SEE “RISK FACTORS” COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.) THE COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL SECURITIES MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

The date of this Prospectus is July 16, 2010

ITEM 3.  SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

PROSPECTUS SUMMARY

GreenPlex Services, Inc.

GreenPlex Services, Inc. (“GreenPlex”, “GPS”, “we”, “us”, or “our company”) was organized under the laws of the State of Nevada on September 2, 2009.  Our company was organized for the express purpose of providing landscape and exterior property management services to residential, industrial, and commercial customers throughout areas of Western Washington State and Northern Idaho.  Its services include all aspects of lawn care, tree and shrub installation and maintenance, landscape creation and maintenance, consumer greenhouse and compost center setup, synthetic grass installation, wildfire risk assessment, commercial spraying, and a multiphase pest and insect control program.  We are committed to a “Green Philosophy” and where feasible, we utilize organic, non-toxic, and socially responsible products, such as fertilizers and pesticides.   In the event our business model is financially successful, we plan to evaluate the feasibility of developing a franchise program.

This prospectus includes shares of common stock that may be offered by certain selling shareholders.  Our common stock is not currently trading.  However, we intend to make application to have our shares trade on the OTC Bulletin Board upon completion of this registration statement.

We will not receive any funds from the distribution of the shares of common stock offered by this prospectus since only shares of common stock held by existing shareholders are being registered hereby.  The shares will be sold at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board or listed on a registered national securities exchange, thereafter the shares will be sold at prevailing market prices or privately negotiated prices.  The shares may be offered in transactions on the OTC Bulletin Board once we have completed the application process for quotation. The shares may be offered in negotiated transactions, or through a combination of such methods of distribution at prices relating to prevailing market prices or at negotiated prices.  No commissions or discounts are being paid or allowed in conjunction with this distribution.

Our company is currently in the development stage.  As of December 31, 2009, we generated minimal revenues of $2,760 from operations through sales of services and incurred a net loss and accumulated deficit of ($46,839) from September 2, 2008 (inception), through December 31, 2009.  The net loss is due primarily to business start-up expenses.

Our continued operations are dependent on our ability to obtain financing and upon our ability to achieve future profitable operations from the development of our business model.  Our independent registered public accounting firm (our auditors) issued its audit report including an explanatory paragraph as to an uncertainty with respect to our ability to continue as a going concern.  If we are not able to continue as a going concern, it is likely investors will lose their investment.

We are not a "blank check company," as we do not intend to participate in a reverse acquisition or merger transaction.  Securities laws define a “blank check company” as a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

Our offices are located at: 10183 North Aero Drive, Suite 2, Hayden, ID 83835.  Our phone number is 208-591-3281 and our facsimile number is 208-965-8296.

THE OFFERING

Securities offered	1,180,000 shares of common stock
Selling shareholder(s)	1,180,000
Offering price	$0.10 per share
Shares outstanding prior to the offering	1,480,000 shares of common stock
Shares to be outstanding after the offering	1,480,000 shares of common stock

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,180,000 shares of our common stock.  The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933.  The selling stockholders will sell their shares of our common stock at a of $0.10 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  However, selling shareholders who are affiliates of our company, including our officers, will conduct their offering of the shares at the fixed price of $0.10 for the duration of their offering.  Our common stock is presently not traded on any market or securities exchange and we have not applied for quotation on the OTC Bulletin Board or listing on any registered national exchange.  Additionally, our company cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board.  Please see the Plan of Distribution section at page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

SUMMARY FINANCIAL DATA

The following summary financial and other data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation,” beginning on page 44 and the financial statements and related notes of GreenPlex Services, Inc., appearing in this Prospectus beginning on page 20. The selected financial data was derived from our audited financial statements at December 31, 2009, for the period from September 2, 2009 (inception) through December 31, 2009 derived from our audited financial statements at December 31, 2009, for the period from September 2, 2009 (inception) through December 31, 2009; at March 31, 2010, for the interim period ended March 31, 2010.

STATEMENTS OF OPERATIONS DATA:	For the Three Months ended March 31, 2010 (Unaudited)	For the Period from September 2, 2009 (Inception), through December 31, 2009
Revenues	$ 1,300	$ 2,760
Payroll Expenses	$ 11,326	$ 13,644
General and administrative	$ 5,786	$ 13,179
Professional Fees	$ 8,856	$ 21,363
Net loss	$ (25,606)	$ (46,839)

SELECTED BALANCE SHEET DATA:	March 31, 2010 (Unaudited)	December 31,2009
Current assets	$ 5,486	$ 47,860
Equipment	$ 25,921	$ 5,443
Total assets	$ 30,080	$ 53,303

Current liabilities	$13,925	$ 11,542
Total stockholders’ equity	$ 16,155	$ 41,761
Total liabilities and stockholders’ equity	$ 30,080	$ 53,303

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to other information contained in this registration statement, prospective purchasers of the securities offered herby should consider carefully the following factors in evaluating GreenPlex Services and its business.

The securities we are offering through this registration statement are speculative by nature and involve an extremely high degree of risk and should be purchased only by persons who can afford to lose their entire investment. We also caution prospective investors that the following risk factors could cause our actual future operating results to differ materially from those expressed in any forward looking statements, oral, written, made by or on behalf of us. In assessing these risks, we suggest that you also refer to other information contained in this registration statement, including our financial statements and related notes.

RISKS RELATED TO OUR COMPANY AND OUR INDUSTRY

We are a development stage company, have never earned minimal revenues, and have incurred net loss and accumulated deficit during the development stage.  There is no guarantee that we will ever earn a profit.

We are a development stage company since we have only generated $2,760 of revenues from business operations, through sales of our services, since September 2, 2009 (inception), through December 31, 2009.  Rather, we incurred a net loss, and have an accumulated deficit during the development stage of $46,839 from September 2, 2009 (inception), through December 31, 2009.

We currently have minimal revenue producing operations.  We are not currently operating profitably, and it should be anticipated that we will operate at a loss at least until such time as the full operational stage is reached, if full scale operations are, in fact, ever achieved.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and development and so may be forced to scale back or cease operations or discontinue our business.  You could lose your entire investment.

We will need to obtain additional financing in order to complete our business plan.  We currently have minimal operations and minimal income.  We are an early stage company and we have only realized $2,760 in revenues as of December 31, 2009.  As of December 31, 2009, we had cash in the amount of $47,860.  Given the recent rate at which we use cash in our operations, as well as the likelihood that our cash burn rate will increase once become a reporting company, we do not have sufficient capital to carry on operations past August 2010, and we will need to raise at least $50,000 in a private placement offering to meet our financial commitments for at least the next twelve months.  We will require financing in order to purchase additional equipment and market our business.  There is no assurance that we will be successful in raising these funds or generate these funds from the sales of our existing products.  In the event were are successful, there is no assurance that the terms and conditions of these funds will be in the best interest of our company or our shareholders.  We do not have any arrangements for financing and we may not be able to find such financing if required.  We will need to obtain additional financing to operate our business for the next twelve months, and if we do not, our business will fail.  We will raise the capital necessary to fund our business through a private offering of our common stock or units consisting of common stock and stock purchase warrants.  Obtaining additional financing would be subject to a number of factors, including investor acceptance of our business strategy and investor sentiment.  These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

There are many competitors in our market and we may not be able to effectively compete against them.

The business of exterior property management and landscape services is highly competitive. This market segment includes numerous companies and individuals that actively compete for the business in the territory.  As a result, our ability to remain competitive depends in part upon our successful introduction to potential customers, our quality of work and products, the promotion and marketing undertaken to gain clients, and the public’s acceptance of a new company with a more comprehensive business model than normal competitors.

We rely on our General Manager and will be harmed if he departs or becomes injured.

Our success is heavily dependent on the expertise and efforts of our current General Manager, James Jefferson.  In the event that he is injured, or departs, or is unable to fulfill his role with the company as General Manager, our business would be adversely affected as to its business prospects and earning potential.  Although another General Manager could be found as a replacement, this action would require time to find a proper replacement and train that person, and there are no guarantees we could locate and enter into an employment contract with a suitable replacement General Manager.

Potential clients may not be willing to pay the negotiated price for our services.

Although we and believe the negotiated prices determined for our services and products is equal to or less than the existing competition, no assurance can be given that potential clients will enter service contracts for the price that is required to reach a level of breakeven or profitability.  There will be substantial costs related to advertising and introducing the services and products to the market territory.  Most recently, the economy in the U.S. has experienced a down-turn and the services and products being offered by us may be deemed to be luxury items or items that are generally purchased with disposable income.  The general condition of the current economy in the U.S. may be a significant detriment to efforts to sell our services and products.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have only a limited operating history from which to evaluate our business.  We have generated minimal revenue to date. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development.  We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history, our historical financial data is of limited value in estimating future operating expenses.  Our budgeted expense levels are based in part on our expectations concerning future revenues.  Our ability to generate revenues depends on new client service contracts generated by our company.

The size of any future revenues depends on the choices and demands of potential clients residing in the territory, which are difficult to forecast accurately.  We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues.  Accordingly, a significant shortfall in demand for our products could have an immediate and material adverse effect on our business, results of operations, and financial condition.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control, primarily because our core business is seasonal in nature and different seasons require different services and products and quantities of quantities thereof.  For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as any indication of our future performance.  Our quarterly and annual expenses are likely to increase substantially over the next several years, and revenues from the sale of the services and product in the market may not meet our expectations. Our operating results in future quarters may fall below expectations.  Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.  Each of the risk factors listed in this “Risk Factors” section may affect our operating results.

We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required.  Obtaining additional financing would be subject to a number of factors, including investor acceptance of our services and our business model.  Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness, or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which might result in the loss of some or all of your investment in our common stock.

Our company anticipates that the funds that were raised from our previous private placement will not be sufficient to satisfy our cash requirements for the next twelve month period.  Also, there is no assurance that actual cash requirements will not exceed our estimates.  In particular, additional capital may be required in the event that:

1.	we are unable to create a substantial market for our services;

2.	we incur any significant unanticipated expenses; and

3.	we find that we need to spend additional funds to advertise in the market and promote our services and products.

The occurrence of any of the aforementioned events could prevent us from pursuing our business plan, expanding our business operations and ultimately achieving a profitable level of operations.

We depend almost exclusively on outside capital to pay for the continued development of our business and the marketing of our services and products.  Such outside capital may include the sale of additional stock, shareholder and director advances, and/or commercial borrowing.  There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand to our planned franchising phase and may be forced to scale back or cease operations or discontinue business.

If we do launch planned marketing initiatives, our target client market may not be receptive to the services and products provided, the cost of the services and product may be prohibitive and we may not attract new clients.

No assurance can be given that our services and products will be accepted by potential clients.  We have not engaged in any preliminary test marketing program.  In the event there is no general market acceptance in the services and products by potential clients in the territories where we are entering, it is unlikely that we will be able to sustain commercial operations.  If there is no demand or only a limited demand for our services and products, we could financially fail and our shareholders could potentially lose their entire investment.

The fixed selling price set by our board of directors for the shares applicable until our shares are traded on the OTC Bulletin Board bears little or no relationship to the value of our company.

The shares being registered hereby can be sold at the prevailing market price if and when the shares are traded in the open market.  Until then you must sell at the fixed selling price of $0.10 per share. The selling price set by our board of directors was based on the price that we sold shares in a private placement, but it bears little or no relationship to assets, book value, net worth, earnings, actual results of operations or any other established investment criteria, the price set forth in the cover page of this prospectus should not, therefore, be considered an indication of actual value of our securities.

We rely on our management and will be harmed if any or all of them leave.

Our success is dependent on the efforts, experience and relationships of Kyle W. Carlson as well as the other officers of the corporation.  If Mr. Carlson were unable to continue in his role, the business would be adversely affected as to its business prospects and earning potential.  We do not currently carry any insurance to compensate for any such loss.

We may find it very difficult or impossible to find suitable employees in the future or to find independent contractors to assist us.

We currently rely heavily upon the services and expertise of the executive officers and our General Manager, James Jefferson.  In order to implement our business plan, we recognize that additional employees and/or independent contractors will be required at some point in the future.  The group of three directors, which includes all three officers, and the General Manager, are the only personnel at the outset of operations.  The three officers can manage the office functions until we can generate enough revenues to hire additional employees.

Because our officers and directors currently own a large percentage of our voting stock, and a significant ownership concenntration may persist, you may have minimal influence over shareholder decisions.

Our officers and directors have significant stock ownership in our company and will retain significant control in the future.  Our officers and directors currently own approximately 40% of the voting power of our outstanding capital stock.  Although half of the shares held by our officers and directors may be sold pursuant to this registered offering bringing their voting power to 20%, all such shares might not be sold.  If a significant ownership concentration persists, this group could have significant influence over the management and affairs of our business.  They may also exert considerable, ongoing influence over matters subject to stockholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of our business.  This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other shareholders.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

If we are unable to obtain additional capital, we may have to curtail or cease operations.

We expect that we will need to raise funds by the end of the third quarter of 2010 in order to meet our working capital requirements.  At present, we believe that we can continue operations for a period of approximately five months based upon our present monthly use of funds that were raised from shareholders in a private placement or funds that could be provided as loans by the officers, directors and shareholders.  We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available to us, we may have to curtail or cease operations after the end of the third quarter, which would materially harm our business and financial results. To the extent we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock.  Furthermore, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

We have a new and unproven business model, a new business approach, and may not generate sufficient revenues for our business to survive or be successful.

Our business model is based on the viability of our services and products that will be sold in a limited geographic area.  We have begun marketing some of our services.  In order for our business to be successful, we must not only develop viable marketing channels that directly generate revenues, but also cultivate relationships to maintain clients.  Our business model assumes that potential clients will see the appeal in the green value of our services and products, as well as the benefits to purchase higher value services and products we offer such as synthetic turf installation sales, wildfire safety assessment and products, and consumer greenhouse and compost center education and setup.  Each of these assumptions is unproven, and if any of the assumptions are incorrect, we may be unable to generate sufficient revenues to sustain our business or to obtain profitability.  At the present time, we have only 1 service contract in place and have worked with 47 different customers.

Because of our limited resources and the speculative nature of our business, there is substantial doubt as to our ability to operate as a going concern.

Our continued operations are dependent on our ability to obtain financing and upon our ability to achieve future profitable operations from the development of our business model.  Our independent registered public accounting firm (our auditors) issued its audit report including an explanatory paragraph as to an uncertainty with respect to our ability to continue as a going concern.  If we are not able to continue as a going concern, it is likely investors will lose their investment.

We have no operating history and expect to incur losses in the future.

We have no operating history and have generated minimal revenues. We have not achieved profitability and expect to incur losses for the foreseeable future. We expect those losses to increase as we continue to incur expenses to develop our services and increase our product sales.  We believe that our business depends on our ability to significantly increase revenues and to limit our operating expenses. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, or we fail to adjust operating expense levels appropriately, we may never be able to achieve profitability.

 Our future operating results are likely to be volatile and may cause our equity value to fluctuate.

Our future revenues and operating results, if any, are likely to vary from quarter to quarter due to a number of factors, many of which are outside of our control. Factors, which may cause our revenues and operating results to fluctuate, include the following:

•	the willingness of potential clients to enter into service agreements with us
•	market acceptance of our products;
•	Seasonal and weather related needs of our services and products;
•	the timing and uncertainty of sales cycles or demand for the products;
•	similar services and products offered by current or future competitors; and
•	general economic conditions in the U.S.

If we fail to attract clients and purchasers of our products, it will have an adverse impact on our business.

Our success depends upon our ability to attract clients to enter into service agreements with us and to sell our products to clients.  If we do not continually augment and improve our marketing channels, we will not be able to sustain a sales level that will support our operations without the infusion of additional capital.

Our future plans to offer franchise opportunities of our business may not be viable if our current business model is unsuccessful and does not demonstrate a reasonable level of opportunity to potential franchisees.

In the event that our developing business model in unsuccessful in profiting and creating substantial revenue, it is highly unlikely that we will be able to franchise our business to other territories.  Franchising opportunities generally only become available if the original business model is successful and marketable to other territories.

If we do not effectively educate clients on the benefits of well maintained landscaping and exterior property, pest control, wildfire safety precautions, synthetic turf installation sales, and consumer greenhouse and compost center education and setup, we will not have sufficient demand for our services and products.

Our business plan is predicated on our company attracting active and loyal support from potential clients.  Our target market will be commercial, industrial, and residential consumers that have a specific interest in keeping their exterior property looking clean and well maintained while utilizing green services and products, and also customers that want to reduce water use and yard maintenance by installing synthetic turf instead of grass, or protect structures and property by minimizing wildfire risk, or utilize green methods of consumer greenhouses and composting centers.  There can be no assurance that there will be significant appeal from our efforts to attract clients and educate them on the benefits of our services and products.  Failure to achieve recognition and acceptance of the services and products we offer will have a material adverse effect on our sales and may require us to incur unexpected incremental marketing expenses to educate and inform the market place.

RISKS RELATED TO THIS OFFERING AND OUR STOCK

There is not now, and there may not ever be, an active market for our common stock.

There currently is no market for our common stock.  Following the effectiveness of the registration statement and as soon as practical, we plan to have our common stock quoted on the OTC Bulletin Board.  In order to apply for quotation on the OTC Bulletin Board a market maker must agree to file the necessary documents with FINRA which administers the OTC Bulletin Board.  We cannot assure you that such application by a market maker on behalf of GreenPlex Services will be approved for quotation on the OTC Bulletin Board, or that it will be able to maintain that quotation.  Further, although the common stock of

GreenPlex Services may become quoted on the OTC Bulletin Board, trading of its common stock may be extremely sporadic.  For example, weeks or months may pass before any shares are traded.  There can be no assurance that following the quoatation of our stock on the OTC Bulletin Board,  a more active market for such common stock will develop.  Accordingly, investors must therefore bear the economic risk of an investment in our shares for an indefinite period of time.

The offering price of $0.10 per share may not be indicative of future market prices.

The public market may not agree with or accept our determination of the offering price, in which case investors may not be able to sell their shares at or above the offering price, thereby resulting in losses on sale.  The market price of the common stock will likely fluctuate significantly in response to factors, some of which are beyond our control, such as: the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

Further, the stock market in general, and securities of small-cap companies in particular, has recently experienced extreme price and volume fluctuations.  Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock.  You should also be aware that price volatility might be worse if the trading volume of our common shares is low.

With the effectiveness of our registration statement,  we have become subject to limited periodic reporting requirements of federal securities laws, which can be expensive.

With the effectiveness of this registraion statement, we are subject to limited periodic reporting obligations under the Securities Exchange Act of 1934 and other federal securities laws.  We are now obligated to file annual reports on Form 10-K containing audited financial statements certified by independent public accountants following the end of each fiscal year, quarterly reports on Form 10-Q containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter, and current reports on Form 8-K shortly after the occurance of certain material events.  The costs of preparing and filing annual, quarterly and current reports, with the SEC would cause our expenses to be higher than they would be if we remained a privately-held company.  We will have to incur considerable legal and accounting fees in order to comply with our reporting obligations.  In addition, we will incur substantial expenses in connection with the preparation of this registration statement.

Upon the effective time of the registration statement, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of such stock, assuming our common stock becomes listed on an exchange, of which there is no assurance.

Following the effective date of this registration statement, a large number of shares of common stock would become available for sale in the public market, which could harm the market price of the stock.  If our common stock becomes quoted on an exchange, given that such market for our common stock is likely to be relatively illiquid market, it is likely that the sale of a significant amount of our stock would have a substantial negative impact on the market price of our stock due to supply and demand economic principles.  Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the common stock.  In general, an affiliated person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to 1% of the outstanding shares.

If the selling shareholders all elect to sell their shares of our common stock at the same time, the market price of our shares will decrease.

It is possible that the selling shareholders will offer all of the shares for sale at the same time. Further, because it is possible that a significant number of shares could be sold at the same time, the sales are likely to have a depressive effect on the future market price of our common stock.  Even the perception that there is a possibility of such heavy selling pressure could depress the price at which our shares trade.

If our stock trades at a relatively small volume, shareholders may not be able to sell their shares without depressing the market price of the shares.

If a market for our common stock is established, it may be possible that a relatively small volume of shares will trade on a daily basis. A small volume is indicative of an illiquid market. In the event there is a relatively small volume of shares being traded on a daily basis, shareholders may be unable to sell their shares without causing a depressive effect on the price of our common stock.

Our common stock may be subject to “penny stock” rules which may be detrimental to investors.

Our shares of common stock are not currently listed on any registered national securities exchange or quoted on the OTC Bulletin Board.  However, if our company should become listed on a registered national securities exchange or quoted on the OTC Bulletin Board, of which there is no assurance, our common stock may become subject to the regulations promulgated by the Securities and Exchange Commission for “penny stock.”, the level of trading activity in our stock may be reduced which may make it difficult for investors to sell their shares. Our common stock is penny stock as defined by the Exchange Act.  Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  The reluctance of institutional investors to trade penny stocks and the additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock.  The lack of volume and transactions, if and when it becomes listed on an exchange, in our stock may reduce the overall market value of the common stock.

If you purchase shares you may experience substantial dilution in the future.

  If GreenPlex Services sells additional shares of common stock or issues warrants in the future and the holders of outstanding options and warrants exercise those options and warrants, you will incur dilution.  In the event we obtain any additional funding, such financings are likely to have a dilutive effect on the holders of our securities. In addition, we have adopted an employee stock option plan under which officers, directors, consultants, and employees will be eligible to receive stock options exercisable for our securities at exercise prices that may be lower than the offering price of $0.10 described in Determination of Offering Price on page 11.  Such stock option grants, if any, may dilute the value of the securities.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this prospectus include, among others, statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve assumptions, risks and uncertainties regarding, among others, the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues, our business model and products and other factors. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. These forward-looking statements address, among others, such issues as:

« the amount and nature of future development and other capital expenditures,

« future earnings and cash flow,

« development projects,

« development potential,

« business strategy,

« proposed marketing and sales,

« the effect of competition and proprietary rights of third parties,

« expansion and growth of our business and operations, and

« our estimated financial information.

In evaluating these statements, you should consider various factors, including the assumptions, risks and uncertainties outlined in this prospectus under "Risk Factors". These factors or any of them may cause our actual results to differ materially from any forward-looking statement made in this prospectus. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding future events, our actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. The forward-looking statements in this prospectus are made as of the date of this prospectus and we do not intend or undertake to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have not previously been subject to the reporting requirements of the Securities and Exchange Commission.  We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, at the office of the Commission at Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at www.sec.gov..

REPORTS TO STOCKHOLDERS

With the effectiveness of this registration statement, we are subject to periodic reporting obligations.  We are obligated to file annual reports on Form 10-K containing audited financial statements certified by independent public accountants following the end of each fiscal year, quarterly reports on Form 10-Q containing audited and unaudited financial information following the end of each three fiscal quarters that do not end the fiscal year, and current reports on Form 8-K shortly after the occurrence of certain material events.  We will not be subject to the proxy rules, short swing profit rules, or certain other securities regulations under the Securities Exchange Act of 1934, as amended.  You can inspect the reports and other material that we file with the SEC at their offices or the Public Reference Room described above or at the web site www.sec.gov maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the Commission.  We will voluntarily send an annual report to security holders which will include audited financial statements.

ITEM 4.  USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders.  We will, however, incur all costs associated with this registration statement and prospectus.  Our company estimates the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $15,000.

ITEM 5.  DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a fixed price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed on a registered national securities exchange, and thereafter at prevailing market prices or privately negotiated prices. However, selling shareholders who are affiliates of our company, including our officers, will conduct their offering of the shares at the fixed price of $0.10 for the duration of their offering. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Our company, however, cannot provide our investors with any assurance that our common stock will ever be traded on the OTC Bulletin Board or on any other exchange.  The offering price of $0.10 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share.  Additionally, because we have no significant operating history and have generated limited material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

ITEM 6.  DILUTION

The common stock to be sold by the selling stockholders is 1,180,000 shares of common stock that are currently issued and outstanding.  Accordingly, there will be no dilution to our existing stockholders.

ITEM 7.  SELLING SECURITY HOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock shares by selling stockholders as of June 23, 2010, and the number of shares of common stock covered by this prospectus.  Because the selling stockholders may offer all or only some portion of the 1,180,000 shares of common stock to be registered, the numbers in the table below representing the amount and percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each non-affiliate selling stockholder will sell all of his shares of common stock in the offering, and each affiliate shareholder will sell 50% of their shares in the offering.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us.  To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.  1 of the 47 selling stockholders is a family member of the current directors and officers of our company, and such individuals contacted each of the selling stockholders on an individual basis.

Selling Security Holder (1)	Shares Owned (Number And Percentage) Before Offering (2)		Shares to register	Shares Owned (Number and Percentage) After Offering (3)
Carlson, Kyle W. (4)	200,000	13.5%	100,000	100,000	6.75%
Christman, Andrew (5)	200,000	13.5%	100,000	100,000	6.75%
Troyer, Susan L. (6)	200,000	13.5%	100,000	100,000	6.75%
Maus, Christopher	75,000	5.1%	75,000	0	0%
Romero, McKinley A.	75,000	5.1%	75,000	0	0%
Katz, Benjamin	75,000	5.1%	75,000	0	0%
Graiwer, Marisa K.	75,000	5.1%	75,000	0	0%
Graiwer, Manuel	75,000	5.1%	75,000	0	0%
Northwest Medical Research Partners, Inc. (7)	75,000	5.1%	75,000	0	0%
Southwest Consulting Services, Ltd. (8)	75,000	5.1%	75,000	0	0%
Hazan, Alyson L.	60,000	4.1%	60,000	0	0%
Davidson, Erin	60,000	4.1%	60,000	0	0%
Freundlich, Amy	25,000	1.7%	25,000	0	0%
Graiwer, Stuart	25,000	1.7%	25,000	0	0%
Bolden, Gary	25,000	1.7%	25,000	0	0%
Hazan, Edward	5,000	*%	5,000	0	0%
Hazan, Carolyn	5,000	*%	5,000	0	0%
Hazan, Meredith	5,000	*%	5,000	0	0%
Rae, Terence	5,000	*%	5,000	0	0%
Rae, Victoria	5,000	*%	5,000	0	0%
Pulido, Jesus	5,000	*%	5,000	0	0%
Woods, Gloria	5,000	*%	5,000	0	0%
Valner, Alberto	5,000	*%	5,000	0	0%
Freundlich, Lauren	5,000	*%	5,000	0	0%
Kiel, Linda	5,000	*%	5,000	0	0%
Livorno Latin America Promotions B.V. (9)	5,000	*%	5,000	0	0%
Freundlich, Robert	5,000	*%	5,000	0	0%
Freundlich, Jill	5,000	*%	5,000	0	0%
Graiwer, Kenneth	5,000	*%	5,000	0	0%
Greenman, Jeffrey	5,000	*%	5,000	0	0%
Lujan, Carrie	5,000	*%	5,000	0	0%
Morrow, Michele	5,000	*%	5,000	0	0%
Oberlin, Bridget	5,000	*%	5,000	0	0%
Hall, Joshua	5,000	*%	5,000	0	0%
Thommes, Adrienne	5,000	*%	5,000	0	0%
Espinosa, Patrick	5,000	*%	5,000	0	0%
Bursch, Justin	5,000	*%	5,000	0	0%
Proctor, Anthony	5,000	*%	5,000	0	0%
Baumann, Barry	5,000	*%	5,000	0	0%
Baumann, Brieanne	5,000	*%	5,000	0	0%
Griffen, Greg	5,000	*%	5,000	0	0%
Carulli, Linda M.	5,000	*%	5,000	0	0%
Battiste, Elyse	5,000	*%	5,000	0	0%
Battiste, Bradford	5,000	*%	5,000	0	0%
Chang, Johnny	5,000	*%	5,000	0	0%
Nahata, Rohit	5,000	*%	5,000	0	0%
Carlson, Lane (10)	5,000	*%	5,000	0	0%
* = less than 1% Totals	1,480,000	100%	1,180,000	0	20.25%

(1)

Other than the founders of GPS, Kyle W. Carlson, Andrew Christman, and Susan L. Troyer, who were issued their shares at $0.001 per share on September 3, 2009, the respective selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling stockholders between September 6, 2009, and September 30, 2009. We issued an aggregate of 880,000 common shares to the selling security holders at an offering price of $0.10 per share for gross offering proceeds of $88,000.  We issued the shares to the subscribers relying on an exemption from registration under Regulation D, Rule 504 and/or Section 4(2) or 4(6) of the Securities Act of 1933.

(2)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)	These amounts are estimates. Assumes all of the shares of common stock offered are sold. Based on 1,480,000 common shares issued and outstanding on December 31, 2009.
(4)	Kyle W. Carlson is the President and Chief Executive Officer of GreenPlex Services and Chairman of the board of directors.
(5)	Andrew Christman is a Vice President of GreenPlex Services and a member of the board of directors.
(6)	Susan L. Troyer is the Chief Financial Officer, Treasurer, and Secretary of GreenPlex Services and is a member of the board of directors.
(7)	Marvin Hausman has investment control over Northwest Medical Research Partners, Inc.
(8)	Victoria Rae has investment control over Southwest Consulting Services, Ltd.
(9)	Deborah McKenzie has investment control over Livorno Latin America Promotions B.V.
(10)	Lane Carlson is the brother of Kyle W. Carlson

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

ITEM 8.  PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions, or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the non-affiliate selling stockholders will sell their shares of our common stock at a fixed price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed on a registered national securities exchange, and thereafter at prevailing market prices or privately negotiated prices.  Affiliate selling stockholders’ shares will be sold at a fixed price of $0.10 for the duration of the offering.  Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

1.

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

3.	an exchange distribution in accordance with the rules of the exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions; and

6.	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, done, or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers, and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales.  The selling stockholders who are affiliates of GreenPlex Services shall be deemed “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933 .

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act of 1933, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933 , a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this registration statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement and prospectus including, but not limited to, legal, accounting, printing, and mailing fees are and will be borne by us. Any commissions, discounts, or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 75,000,000 shares of common stock with a par value of $0.001.  No preferred stock is authorized.  As of June 23, 2010, we had 1,480,000 common shares issued and outstanding, of which 1,180,000 is hereby being registered for resale.  Upon liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors.  The common stock is not convertible or redeemable and has no preemptive, subscription, or conversion rights.  There are no conversions, redemption, sinking fund, or similar provisions regarding the common stock.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend.  Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions, and other pertinent factors.  It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of Incorporation or our By-laws that would delay, defer, or prevent a change in control of our company.

ITEM 10.  INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parent or subsidiary companies.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The financial statements of our company included in this registration statement have been audited by Li & Company, PC, to the extent and for the period set forth in their report appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.  Michael Espey, Esq., of 318 18th Ave. E., Seattle, WA 98112, is our independent legal counsel and has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

ITEM 11.  INFORMATION WITH RESPECT TO THE REGISTRANT

A.  BUSINESS OF GREENPLEX SERVICES, INC.

Introduction

GreenPlex Services, Inc. was organized under the laws of the State of Nevada on September 2, 2009.  Our company was organized for the express purpose of providing landscape and exterior property management services to residential, industrial, and commercial customers throughout areas of Western Washington State and Northern Idaho.  Our services include all aspects of lawn care, tree and shrub installation and maintenance, landscape creation and maintenance, consumer greenhouse and compost center setup, synthetic grass installation, wildfire risk assessment, and a multiphase pest and insect control program.  We are committed to a “Green Philosophy” and where feasible, utilize organic, non-toxic, and socially responsible products, such as fertilizers and pesticides.   In the event our business model is successful, we plan to undertake a feasibility study to determine if our business concept can evolve into a business franchise opportunity.  Our company is bonded, licensed and carries up to $2,000,000 of general business liability insurance.

We have one fully equipped spray truck that is composed of a one ton flatbed truck, two 350 gallon plastic chemical tanks, one 150 gallon plastic chemical tank, two high-pressure portable pumps and three 300 foot long of high pressure hoses.  Multiple tanks and hoses are a requirement to avoid cross contamination of different chemical and pesticides.  Our general manager, James Jefferson, is a Certified Commercial Spray Applicator and is registered with the Washington State Department of Agriculture and has passed a comprehensive four part test through the Spokane County Extension which includes; 1) Laws and Safety; 2) Insect and Disease Control; 3) Turf and Ornamental Weed Control; and 4) GPCO ( General Pest Control Operator). Government approval is needed for the service of chemical spray application only and our other services and products do not require government approval.  The effect of existing governmental regulations on our business is minor, as we employ a Certified Commercial Spray Applicator and stay within the laws and regulations pertaining to the services we offer

We will be mostly a service based company that will be orientated toward commercial, industrial, and residential clients.  Additional products that we sell are foliage, such as trees and shrubbery, material landscape beautification products and ornamentation, synthetic grass, fertilizers and pesticides, fire-retardant gels and foams, and items such as consumer greenhouses and compost centers.  Currently, we carry no product inventory except certain chemicals used for spraying.  We can acquire the aforementioned products through various local vendors or commercial product outlets and sell directly to clients when or as part of our corresponding services when necessary.  We plan to carry increased inventory in our various offered products when we complete future rounds of funding.  The service work will be seasonal in nature and much of the work will be secured on a bid basis and through service contracts.  We will employ many seasonal and part-time employees and will not be required to pay certain expenses related to full time and year round employees.  We have hired an individual as General Manager who we believe will be able to bring clients to our company through existing relationships and his reputation in the industry.  We are not currently dependent upon any suppliers, with the exception of our synthetic grass supplier, and all other equipment to be utilized by us will be off the shelf and manufactured by nationally recognized brand names in the industry.  We are in the process of acquiring and assembling necessary equipment, such as the construction of our spray truck, and we are researching the business and market, while advertising to attract clients.  Our activities, as of March 2010, have mainly been organizational and developmental and we have only acquired a very limited number of customers.  We do not have sufficient capital to enable us to commence and complete our strategic business plan.  We will require additional financing in order to conduct the business described in this section 11.A,

.

Business Strategy

Our activities to date have been limited primarily to organization, initial capitalization, business and product research, developing a website, preparing a comprehensive business and operating plan, and evaluating the regulatory requirements of the industry.  To date, we have minimal revenues from operations.  Our expenses consist primarily of organizational costs, activities related to capital formation, payroll, and equipment purchases.

Our company is structured expressly as a service and product re-sale entity and therefore we do not currently engage in the design, development, or manufacture of products.  In phase I of our multiphase business plan, we have entered into a research and marketing plan to determine an advantageous business model and developed an appealing advertising and marketing campaign.  In September 2009, we entered into a sales representation agreement with Spokane North Idaho Dream Turf, LLC, (Dream Turf) for the purpose of promoting synthetic turf to potential clients and gaining sales to develop larger scale revenue while helping clients lower water usage and property maintenance needs.  In this agreement, we will represent and promote the synthetic turf products and receive a 3% commission on the sale price of orders we coordinate with Dream Turf.

Our plan of operations for the next twelve months includes:

•	Finalizing our Strategic Marketing Plan,
•	Become fully operational and increase our clientele,
•	Make application to have GreenPlex Services’ shares of common stock to become publicly traded on the OTC-BB
•	Realize additional capital investments through a second private stock offering

GreenPlex Services, Inc.’s Services

We plan to offer a wide ranging list of services to our clients which are illustrated by the list below.

Landscaping

• Free Lawn Analysis and Evaluation

• Mowing and Edging

• Pruning and Canopy Lifts

• Organic Based Lawn Care

• Sustainable Lawn Care Services

• Lawn Renovation

• Turf Aeration

• Fertilization Programs

• Soil Science Program

• Weed Control Program

• Necrotic Ring Treatment

• Broadleaf Weed Control

• Flower Installation

• Tree & Shrub Maintenance

• Tree & Shrub Installation

• Ornamental Pruning

• Soil Amendments

• Mulching & Composting

• Thatching

• Pre-emergence Programs

• Tree & Shrub Root Feedings

• Top Dressing

Clean-Up

• Seasonal Clean-ups

• Curb Care

• Snow & Ice Removal

• Pressure Washing

• Waste and Debris removal

Pest Control

• Tree & Shrub Insect Control

• Home Perimeter Pest Control

• Flea, Tick, Ant and Spider Control

Treatments

• Sulfur and Iron Treatments

• Root Rot Treatments

• Fire Retardant Gel/Foam Treatment

Repairs

• Irrigation Repair

Installation

• Synthetic Turf

• Greenhouse construction

• Compost Center

• Deer Fencing

GreenPlex Services, Inc.’s Products

We plan to utilize organic fertilizers and pest control products and to offer these products for sale to our clients if they would like to apply them themselves at any point.  As part of our services, we will offer products such as seasonal decorative enhancements, trees, shrubs, flowers, vegetable plants, grass sod, organic dirt, synthetic grass, edging, compost centers, consumer greenhouses, deer fencing, gravel, wireless outdoor lighting, and garden hose applicable fire retardant gels and foams.  With the exception of our synthetic grass supplier, Dream Turf, all other equipment to be utilized by us will be off the shelf and manufactured by nationally recognized brand names in the industry until such time as we determine prospective suppliers with particular product distribution contracts to enter into.  Our products utilized and offered will be “green” focused, which means they will be as environmentally friendly as possible, and potentially organic in origin.

Market Analysis and Competition

The greater Spokane and Coeur d’ Alene area which is the territory that we will be focusing on initially has a population base of 550,000 individuals and several thousand businesses that use the type of services which we will provide.  As a consequence of the down turn in the economy, most potential clients will be looking for high quality services at competitive prices.  We believe our competitiveness will be based on the quality of services rendered, above average customer service, the competitively priced fees charged for those services, and our use of environmentally friendly products.  We will be competing against large established companies that have better funding, but also more general overhead.  The competitive situation may adversely affect our sales or capacity to retain or increase clientele or business.  There are no assurances we will be able to successfully compete against these other competitors based on these factors.

We believe that GreenPlex Services’ main landscaping competition is expected to be from Senske Lawn and Tree Care, Haase Landscape, Diamond Landscape Service, Four Seasons Landscaping, Living Water, and Copper Creek Landscaping, six primary companies that are full service and operating within our territory who are offering, in part, most of the same services and products as us.  There are many companies that are offer landscaping and exterior property management services, but few that promote a green method which is designed to attract the more environmentally conscious client to hire us.  There are also local competing companies that offer synthetic turf installation sales, such as Diamond Landscape Service and Copper Creek Landscaping.  We believe that our customer service will be superior, our prices will be more competitive, and that we will offer various services not offered by the competitors.  For example, none of the six primary competitors aforementioned offer consumer greenhouse setup, and none offer wildfire precaution assessment to our knowledge even though there have been, for example, more than 127 homes destroyed by wildfires in one section of the Spokane Valley since 1991 according to the Seattle Times.  The March 2009 Washington Department of Natural Resources database reported 554 wildfire ignitions in Spokane County from 2003 through 2007, burning approximately 3,230 acres as a result.  There are a few local companies that offer wildfire safely assessment in our territory, such as Chewack Wildfire, but they do not offer any other landscaping or exterior property management services and we believe our potential clients will want one company that offers all of these services, a “one-stop-shop.”

There are several national and local companies that offer pest control, but our prices will be at or below their price points and allow us to be competitive.  We believe national pest control companies such as Terminex, Orkin, and Copesan have services that are more expensive than ours, and we believe our potential clients will find it advantageous to have a single company that handles all of their exterior property management needs.  Terminex, Orkin, and Copesan do not offer landscaping services in conjunction with their pest control programs.  Many local pest control companies such as Critter Control, Sprague Pest Solutions, and Prime Pest Control do not offer landscaping services either.  These companies may have significantly more financial resources than our company.

As of June 23, 2010, we have done work for 47 different customers and have one service contract in place.  Our competitive position is very low, due to the infancy of our company and being at the developmental stage.  Much time in the past has been spent on organizing the company and purchasing and preparing the company equipment, such as assembly of the spray truck.  Our competitive position is underneath the vast majority of our competitors and we hope to dramatically expand our customer base and increase our revenues over the coming months.

Marketing and Sales

We will develop all the appropriate advertising, presentations, marketing materials, a website, and initiate meetings with potential clients in the territory.  We intend to use an integrated plan that includes robust and informative advertising, target marketing, and personal affiliate connections.  Three primary targets that will be approached by GreenPlex are: 1) residential, 2) commercial, and 3) industrial.  The identification of potential customers will be determined by GreenPlex pursuant to continuing analysis of the existing market.  GreenPlex plans to do direct mailings and call on to potential clients as part of its marketing strategy.  Relationships with municipalities, commercial and residential developers and contractors, and community neighborhood associations will help in marketing our services and products.  Our company website is www.GreenPlexServices.com.

Patents, Trademarks, and Copyrights

Our business is not dependent on any proprietary patents or technology.  We have a sales representative agreement with Dream Turf, a synthetic grass distributor and installer, but there are other synthetic grass sources if this partnership is discontinued.  Our company name is trademarked to avoid infringement violations by other third parties.

Employees

Our officers, Kyle W. Carlson, Susan L. Troyer, and Andrew Christman, perform employee-like services for our company on a part time basis.  Mr. Carlson and the other officers work approximately 10 hours each per week for the benefit of GreenPlex Services.  Employee-like services provided by the officers and directors of GreenPlex Services are not compensated at this time and no employee contracts with them have been entered into.  These individuals have other employment and responsibilities outside of GreenPlex Services.

We have entered into an employment agreement that does not expire until either party terminates the agreement with our General Manager who has 14 years of experience as the head of an established and well known landscape architect and maintenance company operating in the Western Washington area.  We believe this individual has a loyal following of existing customer that could potentially become customers of our company, due to his reputation. The terms of the employment agreement include;

-a salary of $36,000 per year for a full-time employee position

-$300 per month given for vehicle allowance

-reimbursement of reasonable expenses

-two weeks of paid vacation per year after six months of continued employment

-if employees is unable to work for a period of more than eight weeks then compensation during that period is only 50%,

-if employee is absent for over three months then the employment agreement can be terminated

-we shall have the right to terminate the Employee for “cause”, including gross misconduct or duty failure not from illness

-the employee and we shall have the right to terminate the agreement without cause after 14 days written notice

-termination without cause will pay a severance of $3,000 less taxes and social security

This employment agreement is included as an exhibit to this registration statement and discloses additional terms.

We currently have one full time employee and no part-time employees.

B.  DESCRIPTION OF PROPERTY

Our executive office is currently located at 10183 North Aero Drive, Suite 2, Hayden, ID 83835.  The 100 square foot office is leased for $200 per month as of March 1, 2010, and expires on September 30, 2010.  This facility functions as our main operating facility.  We believe the premises are adequate for our current operations and we do not anticipate that we will require any additional premises until such time as we raise additional capital.

C.  LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.  Michael Espey, Esq. will pass upon certain matters relating to the legality of the common stock offered hereby for us.

D.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON

EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not traded on any securities exchange and there is currently no market for it.

As of December 31, 2009, we had no outstanding stock options, stock purchase warrants, or other derivative securities.  None of the outstanding shares could currently be sold pursuant to Rule 144.  We have agreed to register 1,180,000 of the 1,480,000 shares of common stock currently outstanding.

As of December 31, 2009, there were approximately 47 holders of record of the 1,480,000 shares of common stock issued and outstanding.  Our transfer agent is Nevada Agency & Transfer Company, 50 West Liberty Street, Ste. 880, Reno, Nevada 89501.  Phone: (775) 332-0626.

Dividend Policy

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future.  Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

Equity Compensation Plan Information

The following table sets forth information about the common stock available for issuance under compensatory plans and arrangements as of December 31, 2009.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plan approved by security holders (1)	0	$0	1,000,000
Total	0	$0	1,000,000

(1)

On September 4, 2009, the shareholders of GreenPlex Services adopted the 2009 Non-Qualified Stock Option and Stock Appreciation Rights Plan with 1,000,000 shares of common stock reserved for issuance under the Plan under which the board of directors may grant incentive or non-statutory stock options to officers, directors, employees, consultants, and advisors of GreenPlex Services.

E.  FINANCIAL STATEMENTS

GreenPlex Services, Inc.

 (A Development Stage Company)

December 31, 2009

Index to Financial Statements

CONTENTS	Page
Report of Independent Registered Public Accounting Firm	21
Financial Statements
Balance Sheet at December 31, 2009	22
Statement of Operations for the Period from September 2, 2009 (Inception) through December 31, 2009	23
Statement of Stockholders’ Equity for the Period from September 2, 2009 (Inception) through December 31, 2009	24
Statements of Cash Flows for the Period from September 2, 2009 (Inception) through December 31, 2009	25
Notes To Financial Statements	26-33

Interim Financial Statements as of March 31, 2010 (Unaudited) and December 31, 2009, for the Interim Period Ended March 31, 2010 and for the Period from September  2, 2009 (Inception) through March 31, 2010 (Unaudited)

34-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GreenPlex Services, Inc.

(A development stage company)

Hayden, Idaho

We have audited the accompanying balance sheet of GreenPlex Services, Inc. (a development stage company) (the “Company”) as of December 31, 2009 and the related statements of operations, stockholders’ equity and cash flows for the period from September 2, 2009 (inception) through December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and the results of its operations and its cash flows for the period from September 2, 2009 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company had a deficit accumulated during development stage and had a net loss and cash used in operations for the period from September 2, 2009 (inception) through December 31, 2009, with nominal amount of revenues recognized since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

April 5, 2010

GreenPlex Services, Inc.
(A Development Stage Company)
Balance Sheet

December 31, 2009

Assets
Current Assets
Cash	$47,860

Total Current Assets	47,860

Landscaping Equipment
Landscaping equipment	5,832
Less: Accumulated depreciation	(389)

Landscaping Equipment, net	5,443

Total Assets	$53,303

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$6,000
Sales tax payable	236
Accrued payroll liabilities	5,306

Total Current Liabilities	11,542

Stockholders Equity
Common stock, $.001 par value, 75,000,000 shares authorized,
1,480,000 shares issued and outstanding	1,480
Additional paid-in capital	87,120
Deficit accumulated during the development stage	(46,839)

Total Stockholders' Equity	41,761

Total Liabilities and Stockholders' Equity	$53,303

See accompanying notes to the financial statements.

GreenPlex Services, Inc.
(A Development Stage Company)
Statement of Operations

For the Period from
September 2, 2009
(inception) through
December 31, 2009

REVENUES EARNED DURING THE DEVELOPMENT STAGE	$2,760

OPERATING EXPENSES

Advertising and promotion	1,004
Depreciation	389
General and administrative	13,179
Payroll expenses	13,664
Professional fees	21,363

Total Operating Expenses	49,599

LOSS FROM OPERATIONS	(46,839)

LOSS BEFORE TAXES	(46,839)

INCOME TAX PROVISION	-

NET LOSS	$(46,839)

NET LOSS PER COMMON SHARE -
BASIC AND DILUTED:	$(0.04)

Weighted Common Shares Outstanding -
basic and diluted	1,273,143

See accompanying notes to the financial statements.

GreenPlex Services, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from September 2, 2009 (Inception) through December 31, 2009

	Common Stock, $0.001 Par Value		Additional	Deficit accumulated	Total
	Number of		Paid-in	During the	Stockholders'
	Shares	Amount	Capital	Development Stage	Equity

Balance, September 2, 2009 (inception)	-	$-	$-	$-	$-

Shares issued to Directors and President for cash
at $0.01 per share, on September 2, 2009	600,000	600	-		600

Shares issued for cash at $0.10 per share
for the period ended September 30, 2009	695,000	695	68,805		69,500

Shares issued for cash at $0.10 per share
for the period ended October 31, 2009	185,000	185	18,315		18,500

Net loss				(46,839)	(46,839)

Balance, December 31, 2009	1,480,000	$1,480	$87,120	$(46,839)	$41,761

See accompanying notes to the financial statements.

GreenPlex Services, Inc.
(A Development Stage Company)
Statement of Cash Flows

For the Period from
September 2, 2009
(inception) through
December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(46,839)

Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation expense	389
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	6,000
Sales tax payable	236
Accrued payroll liabilities	5,306

NET CASH USED IN OPERATING ACTIVITIES	(34,908)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of landscaping equipment	(5,832)

NET CASH USED IN INVESTING ACTIVITIES	(5,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	88,600

NET CASH PROVIDED BY FINANCING ACTIVITIES	88,600

NET CHANGE IN CASH	47,860

Cash, Beginning of Period	-

Cash, End of Period	$47,860

SUPPLEMENTAL DISCLOSURE OF
CASH FLOWS INFORMATION:
Interest paid	$-
Income tax paid	$-

See accompanying notes to the financial statements.

GreenPlex Services, Inc.

 (A development stage company)

December 31, 2009

Notes to the Financial Statements

NOTE 1 - ORGANIZATION AND OPERATIONS

GreenPlex Services, Inc. (a development stage company) (“GreenPlex” or the “Company”) was incorporated on September 2, 2009 under the laws of the State of Nevada for the purpose of serving both residential and commercial customers in the greater Spokane and Coeur d’Alene area.  Its services include (i) all aspects of lawn care, tree and shrub maintenance, landscape maintenance and a multiphase pest and insect control program and (ii) sales representation of certain synthetic turf products and installation services in the geographic area of Eastern Washington and Northern Idaho.  The Company is committed to a “Green Philosophy” and where feasible, utilizing organic and socially responsible products, such as fertilizer and pesticides.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification.  Although the Company has recognized some nominal amount of revenues since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company.  All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful life of landscape equipment.  Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Landscape equipment

Landscape equipment is recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of landscape equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life of five (5) years.  Upon sale or retirement of landscape equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Impairment of long-lived assets

The Company follows paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets.  The Company’s long-lived asset, which includes landscape equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated or amortized over the newly determined remaining estimated useful lives.  The Company determined that there were no impairments of long-lived assets as of December 31, 2009.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses, sales taxes payable, and accrued payroll liabilities, approximate their fair values because of the short maturity of these instruments.  The Company’s loan payable approximates the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangement at December 31, 2009.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at December 31, 2009, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the period from September 2, 2009 (inception) through  December 31, 2009.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenues:

(i) Lawn care, tree and shrub maintenance, landscape maintenance and a multiphase pest and insect control program:  The Company derives its revenues from sales contracts with customers with revenues being generated when services are rendered.  Persuasive evidence of an arrangement is demonstrated via invoice and service agreement, service rendering is evidenced by a signed service application form by the service technician; the sales price to the customer is fixed upon signing of the service agreement and there is no separate sales rebate, discount, or volume incentive.

(ii) Commission income:  Commission income is recognized upon signing of sales order and delivery of product which the Company represents by the Manufacturer.  On September 21, 2009, the Company entered into a sales representative agreement (“Sales Representative Agreement”). Pursuant to the Sales Representative Agreement the Company is compensated on sales leads provided by the Company at 3% percent of all prepaid and credit sales for all standard sales without volume discounts except product sample sales.  The Company needs to negotiate in advance of the sales commission percentage to be paid on all orders that the Manufacturer allows a quantity discount or other trade concession.  Commission on refunds to customers or merchandise returned by the customer which commission has already been paid to the Company should be deducted from future commissions to be paid to the Company by the Manufacturer.

Advertising costs

Advertising costs are expensed as incurred.

Rent expense

Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of the term of the lease.

Income taxes

The Company accounts for income taxes under paragraph 710-10-30-2 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”).  Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net loss per common share

Net loss per common share is computed pursuant to paragraph of 260-10-45-10 of the FASB Accounting Standards Codification.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through stock options and warrants.  There were no potentially dilutive shares outstanding as of December 31, 2009.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Cash flows reporting

The Company has adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-24 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events.  The Company will disclose the date through which subsequent events have been evaluated and that date is the date when the financial statements were issued.

Recently issued accounting pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009.  Under the provisions of Section 404 of the Sarbanes-Oxley Act, public companies and their independent auditors are each required to report to the public on the effectiveness of a company’s internal controls.  The smallest public companies with a public float below $75 million have been given extra time to design, implement and document these internal controls before their auditors are required to attest to the effectiveness of these controls.  This extension of time will expire beginning with the annual reports of companies with fiscal years ending on or after June 15, 2010.  Commencing with its annual report for the year ending December 31, 2010, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;
•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and
•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009.  The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place.  All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009.  The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 “Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99” which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities.  The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value”, which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities.  This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a. The quoted price of the identical liability when traded as an asset b. Quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”,which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”.  This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity

Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12 “Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)”, which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor’s ability to redeem its investments a the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be make by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)).  Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification.  The amendments in this Update also provide a technical correction to the Accounting Standards Codification.  The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary.  That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders.  It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.

A subsidiary or group of assets that is a business or nonprofit activity

2.

A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture

3.

An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.

Sales of in substance real estate.  Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.

2.

Conveyances of oil and gas mineral rights.  Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $46,839 at December 31, 2009 and had a net loss and cash used in operations of $46,839 and $34,908 for the period from September 2, 2009 (inception) through December 31, 2009, respectively, with some nominal amount of revenues recognized since inception.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – LANDSCAPE EQUIPMENT

Landscape equipment, stated at cost, less accumulated depreciation at December 31, 2009 consisted of the following:

	Estimated Useful Life (Years)	December 31, 2009

Landscape equipment	5	$5,832

		5,832
Less accumulated depreciation		(389)
		$5,443

Depreciation expense

Depreciation expense is included in the statement of operations.  Depreciation expense was $389 for the period from September 2, 2009 (inception) through December 31, 2009.

NOTE 5 – STOCKHOLDERS’ EQUITY

Issuance of common stock

The Company was incorporated on September 2, 2009.  In September 2009, 200,000 shares of its common stock were sold to the Company’s founder and President at $0.001 per share for $200 in cash.

In September 2009, the Company sold 400,000 shares of its common stock to the Company’s two (2) members of the board of directors at $0.001 per share for $400 in cash.

During September 2009, the Company sold 695,000 shares of its common stock to various investors at $0.10 per share for $69,500 in cash.

During October 2009, the Company sold 185,000 shares of its common stock to various investors at $0.10 per share for $18,500 in cash.

Stock options

On September 4, 2009, the board of directors of the Company adopted the 2009 Non-Qualified Stock Option and Stock Appreciation Rights Plan (“2009 Non-Qualified Stock Option and Stock Appreciation Rights Plan”) by unanimous consent with 1,000,000 shares of common stock reserved for issuance under the Plan under which the board of directors may grant incentive or non-statutory stock options to officers, directors, employees, consultants, and advisors of the Company.  This 2009 Stock Option Plan is intended to encourage stock ownership by the officers, directors, employees, consultants, and advisors of the Company or its affiliates in order to promote their interest in the success of the Company and to encourage their continued affiliation. All options granted under this 2009 Stock Option Plan are intended to be either (a) Incentive Stock Options or (b) Non-Statutory Stock Options.

The Board of Directors of the Company did not grant any non-statutory stock options from the Company’s 2009 Non-Qualified Stock Option and Stock Appreciation Rights Plan for the period from September 2, 2009 (inception) through December 31, 2009.

NOTE 6 – INCOME TAXES

Deferred tax assets

At December 31, 2009, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $46,839 that may be offset against future taxable income through 2029.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $15,925 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $15,925.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $15,925 for the year ended December 31.

Components of deferred tax assets at December 31, 2009 are as follows:

December 31, 2009
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$15,925
Less valuation allowance	(15,925)
Deferred tax assets, net of valuation allowance	$-

Income taxes in the statements of operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

For the Period from September 2, 2009 (inception) through December 31, 2009

Federal statutory income tax rate	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)
Effective income tax rate	0.0%

NOTE 7 – COMMITMENT AND CONTINGENCIES

Entry into an employment agreement

On September 15, 2009, the Company entered into an employment agreement (“Employment Agreement”) with James Jefferson (“Employee”), whereby the Employee works in the capacity of General Manager on a full-time basis and the Company agreed to pay Employee a salary of $36,000 per year, for the services of the Employee, payable on the first (1st day) and fifteenth (15th Day) of each month.  Employee shall also receive $300 a month vehicle allowance.  The Employment Agreement may be terminated by either the Company or the Employee upon 14 day written notice with or without cause as defined in the Employment Agreement.  If the Employment Agreement is terminated by the Company without cause the Company needs to pay the Employee on the date of the termination a severance allowance of $3,000 less taxes and social security required to be withheld.

Notwithstanding anything to the contrary contained in the Employment agreement, the Company may terminate the Employment Agreement upon 14 days notice to the Employee should any of the following events occur: (a) The sale of substantially all of the Company’s assets to a single purchaser or group of associated purchasers; (b) The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; (c) The Company's decision to terminate its business and liquidate its assets; (d) The merger or consolidation of the Company with another Company; or (e) Bankruptcy or chapter 11 reorganization.

Entry into an operating lease

On December 1, 2009, the Company entered into a non-cancellable operating lease for its commercial office space located at 10183 North Aero Drive, Suite 2, Hayden, ID 83835 expiring September 30, 2010.  Under the term of the lease, the Company was granted rent free for the period from December 1, 2009 through February 28, 2010 and pays rent in the amount of $200 per month for the period from March 1, 2010 through September 30, 2010 or $1,400 in aggregate.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated all events that occur after the balance sheet date of December 31, 2009 through April 5, 2010, the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were no reportable subsequent events to be disclosed.

GreenPlex Services, Inc. (A Development Stage Company)
Balance Sheets

	March 31, 2010	December 31, 2009
	(Unaudited)

Assets
Current Assets
Cash	$5,116	$47,860
Accounts receivable	370	-

Total Current Assets	5,486	47,860

Landscaping Equipment
Landscaping equipment	25,921	5,832
Less: Accumulated depreciation	(1,327)	(389)

Landscaping Equipment, net	24,594	5,443

Total Assets	$30,080	$53,303

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$8,838	$6,000
Sales tax payable	113	236
Accrued payroll liabilities	4,974	5,306

Total Current Liabilities	13,925	11,542

Stockholders' Equity
Common stock, $.001 par value, 75,000,000 shares authorized,
1,480,000 shares issued and outstanding	1,480	1,480
Additional paid-in capital	87,120	87,120
Deficit accumulated during the development stage	(72,445)	(46,839)

Total Stockholders' Equity	16,155	41,761

Total Liabilities and Stockholders' Equity	$30,080	$53,303

See accompanying notes to the financial statements.

GreenPlex Services, Inc. (A Development Stage Company)
Statement of Operations

	For the Three Months Ended March 31, 2010	For the Period from September 2, 2009 (inception) through March 31, 2010

	(Unaudited)	(Unaudited)

REVENUES EARNED
DURING THE DEVELOPMENT STAGE	$1,300	$4,060

OPERATING EXPENSES

Advertising and promotion	-	1,004
Depreciation	938	1,327
General and administrative	5,786	18,965
Payroll expenses	11,326	24,990
Professional fees	8,856	30,219

Total Operating Expenses	26,906	76,505

LOSS BEFORE TAXES	(25,606)	(72,445)

INCOME TAX PROVISION	-	-

NET LOSS	$(25,606)	$(72,445)

NET LOSS PER COMMON SHARE -
BASIC AND DILUTED:	$(0.02)	$(0.05)

Weighted Common Shares Outstanding -
basic and diluted	1,480,000	1,361,809

See accompanying notes to the financial statements.

GreenPlex Services, Inc. (A Development Stage Company)
Statement of Stockholders' Equity
For the Period from September 2, 2009 (Inception) through March 31, 2010
(Unaudited)

	Common Stock, $0.001 Par Value			Deficit accumulated During the Development Stage	Total Stockholders' Equity
	Number of Shares		Additional Paid-in Capital
		Amount

Balance, September 2, 2009 (inception)	-	$-	$-	$-	$-

Shares issued to Directors and President for cash at $0.01 per share, on September 2, 2009	600,000	600	-		600

Shares issued for cash at $0.10 per share for the period ended September 30, 2009	695,000	695	68,805		69,500

Shares issued for cash at $0.10 per share for the period ended October 31, 2009	185,000	185	18,315		18,500

Net loss				(46,839)	(46,839)

Balance, December 31, 2009	1,480,000	1,480	87,120	(46,839)	41,761

Net loss				(25,606)	(25,606)

Balance, March 31, 2010	1,480,000	$1,480	$87,120	$(72,445)	$16,155

See accompanying notes to the financial statements.

GreenPlex Services, Inc.
(A Development Stage Company)
Statement of Cash Flows

	For the Three Months Ended March 31, 2010	For the Period from September 2, 2009 (inception) through March 31, 2010

	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(25,606)	$(72,445)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation expense	938	1,327
Changes in operating assets and liabilities:
Accounts receivable	(370)	(370)
Accounts payable and accrued liabilities	2,838	8,838
Sales tax payable	(123)	113
Accrued payroll liabilities	(332)	4,974

NET CASH USED IN OPERATING ACTIVITIES	(22,655)	(57,563)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of landscaping equipment	(20,089)	(25,921)

NET CASH USED IN INVESTING ACTIVITIES	(20,089)	(25,921)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	-	88,600

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	88,600

NET CHANGE IN CASH	(42,744)	5,116

Cash, Beginning of Period	47,860	-

Cash, End of Period	$5,116	$5,116

SUPPLEMENTAL DISCLOSURE OF
CASH FLOWS INFORMATION:
Interest paid	$-	$-
Income tax paid	$-	$-

See accompanying notes to the financial statements.

GreenPlex Services, Inc.

(A development stage company)

March 31, 2010

Notes to the Financial Statements

(Unaudited)

NOTE 1 - ORGANIZATION AND OPERATIONS

GreenPlex Services, Inc. (a development stage company) (“GreenPlex” or the “Company”) was incorporated on September 2, 2009 under the laws of the State of Nevada for the purpose of serving both residential and commercial customers in the greater Spokane and Coeur d’Alene area.  Its services include (i) all aspects of lawn care, tree and shrub maintenance, landscape maintenance and a multiphase pest and insect control program and (ii) sales representation of certain synthetic turf products and installation services in the geographic area of Eastern Washington and Northern Idaho.  The Company is committed to a “Green Philosophy” and where feasible, utilizing organic and socially responsible products, such as fertilizer and pesticides.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.  Unaudited interim results are not necessarily indicative of the results for the full year.  These unaudited interim financial statements should be read in conjunction with the financial statements of the Company for the fiscal year ended December 31, 2009 and notes thereto contained in the information as part of the Company’s S-1 registration filed with the SEC on April 8, 2010.

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification.  Although the Company has recognized some nominal amount of revenues since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company.  All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful life of landscape equipment.  Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Landscape equipment

Landscape equipment is recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of landscape equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life of either three (3) or five (5) years.  Upon sale or retirement of landscape equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Impairment of long-lived assets

The Company follows paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets.  The Company’s long-lived asset, which includes landscape equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated or amortized over the newly determined remaining estimated useful lives.  The Company determined that there were no impairments of long-lived assets as of March 31, 2010.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses, sales taxes payable, and accrued payroll liabilities, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at March 31, 2010 nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the interim period ended March 31, 2010 or for the period from September 2, 2009 (inception) through March 31, 2010.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenues:

(i) Lawn care, tree and shrub maintenance, landscape maintenance and a multiphase pest and insect control program:  The Company derives its revenues from sales contracts with customers with revenues being generated when services are rendered.  Persuasive evidence of an arrangement is demonstrated via invoice and service agreement, service rendering is evidenced by a signed service application form by the service technician; the sales price to the customer is fixed upon signing of the service agreement and there is no separate sales rebate, discount, or volume incentive.

(ii) Commission income:  Commission income is recognized upon signing of sales order and delivery of product which the Company represents by the Manufacturer.  On September 21, 2009, the Company entered into a sales representative agreement (“Sales Representative Agreement”). Pursuant to the Sales Representative Agreement the Company is compensated on sales leads provided by the Company at 3% percent of all prepaid and credit sales for all standard sales without volume discounts except product sample sales.  The Company needs to negotiate in advance of the sales commission percentage to be paid on all orders that the Manufacturer allows a quantity discount or other trade concession.  Commission on refunds to customers or merchandise returned by the customer which commission has already been paid to the Company should be deducted from future commissions to be paid to the Company by the Manufacturer.

Advertising costs

Advertising costs are expensed as incurred.

Income taxes

The Company accounts for income taxes under paragraph 710-10-30-2 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”).  Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based compensation for obtaining employee services

The Company accounted for its stock based compensation under the recognition and measurement principles of the fair value recognition provisions of paragraph 718-10-30-3 of the FASB Accounting Standards Codification using the modified prospective method for transactions in which the Company obtains employee services in share-based payment transactions.  All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

The fair value of options, if any, is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

•

The Company uses historical data to estimate employee termination behavior.  The expected life of options granted is derived from paragraph 718-10-S99-1 of the FASB Accounting Standards Codification and represents the period of time the options are expected to be outstanding.

•	The expected volatility is based on a combination of the historical volatility of the comparable companies’ stock over the contractual life of the options.

•	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option.

•	The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the contractual life of the option.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, if any.  Additionally, the Company’s policy is to issue new shares of common stock to satisfy stock option exercises.

The Company’s board of directors approved the adoption of the “Non-Qualified Stock Option and Stock Appreciation Rights Plan” by unanimous consent on September 4, 2009.  This plan was initiated to encourage and enable officers, directors, consultants, advisors and other key employees of the Company to acquire and retain a proprietary interest in the Company by ownership of its common stock.  1,000,000 of the authorized shares of the Company’s common stock may be subject to, or issued pursuant to, the terms of the plan.

The Board of Directors did not grant the issuance of any non-statutory stock options from the Company’s Non-Qualified Stock Option Plan for the interim period ending March 31, 2010.

Net loss per common share

Net loss per common share is computed pursuant to paragraph of 260-10-45-10 of the FASB Accounting Standards Codification.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through stock options and warrants.  There were no potentially dilutive shares outstanding as of March 31, 2010.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Cash flows reporting

The Company has adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-24 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events.  The Company will disclose the date through which subsequent events have been evaluated and that date is the date when the financial statements were issued.

Recently issued accounting pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009.  Under the provisions of Section 404 of the Sarbanes-Oxley Act, public companies and their independent auditors are each required to report to the public on the effectiveness of a company’s internal controls.  The smallest public companies with a public float below $75 million have been given extra time to design, implement and document these internal controls before their auditors are required to attest to the effectiveness of these controls.  This extension of time will expire beginning with the annual reports of companies with fiscal years ending on or after June 15, 2010.  Commencing with its annual report for the year ending December 31, 2010, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)).  Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification.  The amendments in this Update also provide a technical correction to the Accounting Standards Codification.  The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary.  That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders.  It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.

A subsidiary or group of assets that is a business or nonprofit activity

2.

A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture

3.

An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.

Sales of in substance real estate.  Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.

2.

Conveyances of oil and gas mineral rights.  Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $72,445 at March 31, 2010 and had a net loss and cash used in operations of $25,606 and $22,655 for the interim period ended March 31, 2010, respectively, with nominal amount of revenues earned since inception.

While the Company is attempting to commence operations and generate sufficience revenues, the Company’s cash position may not be sufficient enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – LANDSCAPE EQUIPMENT

Landscape equipment, stated at cost, less accumulated depreciation at the interim period ended March 31, 2010 and at the year ended December 31, 2009 consisted of the following:

	Estimated Useful Life (Years)	March 31, 2010	December 31, 2009

Landscape equipment	3-5	25,921	$5,832

		25,921	5,832
Less accumulated depreciation		(1,327)	(389)
		24,594	$5,443

Depreciation expense

Depreciation expense is included in the statement of operations.  Depreciation expense was $938 for the interim period ended  March 31, 2010.

NOTE 5 – STOCKHOLDERS’ EQUITY

Issuance of common stock

The Company was incorporated on September 2, 2009.  In September 2009, 200,000 shares of its common stock were sold to the Company’s founder and President at $0.001 per share for $200 in cash.

In September 2009, the Company sold 400,000 shares of its common stock to the Company’s two (2) members of the board of directors at $0.001 per share for $400 in cash.

During September 2009, the Company sold 695,000 shares of its common stock to various investors at $0.10 per share for $69,500 in cash.

During October 2009, the Company sold 185,000 shares of its common stock to various investors at $0.10 per share for $18,500 in cash.

NOTE 6 – COMMITMENT AND CONTINGENCIES

Employment agreement

On September 15, 2009, the Company entered into an employment agreement (“Employment Agreement”) with James Jefferson (“Employee”), whereby the Employee works in the capacity of General Manager on a full-time basis and the Company agreed to pay Employee a salary of $36,000 per year, for the services of the Employee, payable on the first (1st day) and fifteenth (15th Day) of each month.  Employee shall also receive $300 a month vehicle allowance.  The Employment Agreement may be terminated by either the Company or the Employee upon 14 day written notice with or without cause as defined in the Employment Agreement.  If the Employment Agreement is terminated by the Company without cause the Company needs to pay the Employee on the date of the termination a severance allowance of $3,000 less taxes and social security required to be withheld.  Notwithstanding anything to the contrary contained in the Employment agreement, the Company may terminate the Employment Agreement upon 14 days notice to the Employee should any of the following events occur: (a) The sale of substantially all of the Company’s assets to a single purchaser or group of associated purchasers; (b) The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; (c) The Company's decision to terminate its business and liquidate its assets; (d) The merger or consolidation of the Company with another Company; or (e) Bankruptcy or chapter 11 reorganization.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated all events that occur after the balance sheet date of March 31, 2010 through June 23, 2010, the date when the financial statements were issued to determine if they must be reported.  The Management of the Company determined that there were no reportable subsequent events to be disclosed.

F.  SELECTED FINANCIAL DATA

The following tables set forth selected financial data from the period from September 2, 2009 (inception) to December 31, 2009, and for the three months ended March 31, 2010. The consolidated statement of operations data and balance sheet data are derived from the audited and unaudited interim financial statements of GreenPlex Services.  The following selected financial data at December 31, 2009, for the period from September 2, 2009 (inception) through December 31, 2009; at March 31, 2010 and for the interim period ended March 31, 2010 (Unaudited), should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements, including the notes thereto, which are presented elsewhere in the prospectus.

STATEMENTS OF OPERATIONS DATA:	For the Three Months ended March 31, 2010 (Unaudited)	For the Period from September 2, 2009 (Inception), through December 31, 2009
Revenues	$ 1,300	$ 2,760
Payroll Expenses	$ 11,326	$ 13,644
General and administrative	$ 5,786	$ 13,179
Professional Fees	$ 8,856	$ 21,363
Net loss	$ (25,606)	$ (46,839)

SELECTED BALANCE SHEET DATA:	March 31, 2010 (Unaudited)	December 31, 2009
Current assets	$ 5,486	$ 47,860
Equipment	$ 25,921	$ 5,443
Total assets	$ 30,080	$ 53,303

Current liabilities	$13,925	$ 11,542
Total stockholders’ equity	$ 16,155	$ 41,761
Total liabilities and stockholders’ equity	$ 30,080	$ 53,303

G.  SUPPLEMENTARY FINANCIAL INFORMATION

None.

H.  MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THE FOLLOWING PLAN OF OPERATIONS SECTION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ON PAGES 31 THROUGH 44 FOLLOWING THE LEGAL MATTERS SECTION OF THIS REGISTRATION STATEMENT ON FORM S-1. ALL STATEMENTS IN THIS ANNUAL REPORT RELATED TO GREENPLEX SERVICES’ CHANGING FINANCIAL OPERATIONS AND EXPECTED FUTURE OPERATIONAL PLANS CONSTITUTE FORWARD-LOOKING STATEMENTS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED OR EXPRESSED IN SUCH STATEMENTS.

General

GreenPlex Services, Inc. was organized under the laws of the State of Nevada on September 2, 2009.  We organized the Company for the express purpose of providing landscape and exterior property management services and product sales to residential, industrial, and commercial customers throughout areas of Western Washington State and Northern Idaho.  Our services include all aspects of lawn care, tree and shrub installation and maintenance, landscape creation and maintenance, consumer greenhouse and compost center setup, synthetic grass installation, wildfire risk assessment, and a multiphase pest and insect control program.  We are committed to a “Green Philosophy” and where feasible we utilize organic, non-toxic, and socially responsible products, such as fertilizers and pesticides.   In the event our business model is successful, we plan to undertake in the future a franchise opportunity program after a feasibility evaluation, according to our business plan, is completed and found to be reasonable.

Results of Operations

Since GreenPlex Services was formed on September 2, 2009, it has earned minimal revenues of $4,060 from sales of services and has incurred a net loss of $72,445 for the period from September 2, 2009 (inception), through March 31, 2010.

For the period from September 2, 2009 (inception), through March 31, 2010, we incurred $18,965 in general and administrative expenses, $30,219 in professional fees, and $24,990 in payroll expenses.

We will spend no time or financial resources on product research and development during the first two years fiscal year of operation.  GreenPlex was formed primarily as a service related company to prove a business concept that can possibly be franchised in the future.

Liquidity and Capital Resources

We are currently financing our operations from the proceeds from sales of common stock offered pursuant to a private placement which was closed on September 30, 2009, in which we had gross proceeds of $88,000.  As of March 31, 2010, we had cash in the amount of $5,116.  We will need to raise additional capital or generate sufficient revenues by the third quarter of 2010 or curtail our operations.

As of March 31, 2010, we had $5,116 in cash and cash equivalents. We do not have any available lines of credit.  Since inception we have financed our operations from private placements of equity securities.  Our recent rate of use of cash in our operations has been approximately $8,000 per month, which doesn’t include equipment purchases.  We expect that that cash burn rate will stay somewhat constant after this registration statement becomes effective.

Net cash used in operating activities for the period from September 2, 2009 (inception), through December 31, 2009, was $34,908, while net cashed used in operating activities for the three months ended March 31, 2010 was $22,655.  Ongoing monthly financial commitments of the company include office rental of $200, salary to the General Manager of $3,000, and $300 to the General Manager for use of his truck for company business.

Net cash from financing activities for the period from September 2, 2009 (inception), through December March 31, 2009, was $88,600.  This funding came from 44 investors in an offering of common stock at $0.10 per share that ended on September 30, 2009, and $600 total from our three officers for common stock at $.001 per share.  The net cash from financing activities for the three months ended March 31, 2010 was $0

We plan to finance our needs principally from the following:

•	Revenue from operations.
•	Issuance of convertible promissory notes and warrants.
•	A private placement stock offering for shares in the Company.

Given our recent rate of use of cash in our operations, as well as the likelihood that our cash burn rate will increase once we become a reporting company, we do not have sufficient capital to carry on operations past August 2010, but we plan to raise at least $50,000 in additional capital in a private placement offering to secure the funds needed to finance our plan of operation for at least the next twelve months.  However, this is a forward-looking statement, and there may be changes that could consume available resources before such time.  Our long term capital requirements and the adequacy of our available funds will depend on many factors, including the eventual reporting company costs, public relations fees and operating expenses, among others.  If we are unable to raise additional capital or generate sufficient revenue we will have to curtail or cease our operations.

We are pursuing potential equity financing and also other collaborative arrangements that may generate additional capital for us.  We cannot assure you that we will generate sufficient additional capital or revenues, if any, to fund our operations beyond August 2010, that any future equity financings will be successful, or that other potential financings through bank borrowings, debt or equity offerings, or otherwise, will be available on acceptable terms or at all.

Our continued operations are dependent on our ability to obtain financing and upon our ability to achieve future profitable operations from the development of our business model.  Our independent registered public accounting firm (our auditors) issued its audit report including an explanatory paragraph as to an uncertainty with respect to our ability to continue as a going concern.  If we are not able to continue as a going concern, it is likely investors will lose their investment.

New Accounting Pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009.  Under the provisions of Section 404 of the Sarbanes-Oxley Act, public companies and their independent auditors are each required to report to the public on the effectiveness of a company’s internal controls.  The smallest public companies with a public float below $75 million have been given extra time to design, implement and document these internal controls before their auditors are required to attest to the effectiveness of these controls.  This extension of time will expire beginning with the annual reports of companies with fiscal years ending on or after June 15, 2010.  Commencing with its annual report for the year ending December 31, 2010, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement:

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;
•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and
•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009.  The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place.  All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009.  The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 “Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99” which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities.  The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value”, which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities.  This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a. The quoted price of the identical liability when traded as an asset b. Quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”,which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”.  This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity

Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12 “Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)”, which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor’s ability to redeem its investments a the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be make by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-01 “Equity Topic 505 – Accounting for Distributions to Shareholders with Components of Stock and Cash”, which clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share (“EPS”)).  Those distributions should be accounted for and included in EPS calculations in accordance with paragraphs 480-10-25- 14 and 260-10-45-45 through 45-47 of the FASB Accounting Standards codification.  The amendments in this Update also provide a technical correction to the Accounting Standards Codification.  The correction moves guidance that was previously included in the Overview and Background Section to the definition of a stock dividend in the Master Glossary.  That guidance indicates that a stock dividend takes nothing from the property of the corporation and adds nothing to the interests of the stockholders.  It also indicates that the proportional interest of each shareholder remains the same, and is a key factor to consider in determining whether a distribution is a stock dividend.

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-02 “Consolidation Topic 810 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification”, which provides amendments to Subtopic 810-10 and related guidance within U.S. GAAP to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to the following:

1.

A subsidiary or group of assets that is a business or nonprofit activity

2.

A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture

3.

An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

The amendments in this Update also clarify that the decrease in ownership guidance in Subtopic 810-10 does not apply to the following transactions even if they involve businesses:

1.

Sales of in substance real estate.  Entities should apply the sale of real estate guidance in Subtopics 360-20 (Property, Plant, and Equipment) and 976-605 (Retail/Land) to such transactions.

2.

Conveyances of oil and gas mineral rights.  Entities should apply the mineral property conveyance and related transactions guidance in Subtopic 932-360 (Oil and Gas-Property, Plant, and Equipment) to such transactions.

If a decrease in ownership occurs in a subsidiary that is not a business or nonprofit activity, an entity first needs to consider whether the substance of the transaction causing the decrease in ownership is addressed in other U.S. GAAP, such as transfers of financial assets, revenue recognition, exchanges of nonmonetary assets, sales of in substance real estate, or conveyances of oil and gas mineral rights, and apply that guidance as applicable. If no other guidance exists, an entity should apply the guidance in Subtopic 810-10.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared under accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.  Our critical accounting policies are:

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenues:

(i) Lawn care, tree and shrub maintenance, landscape maintenance and a multiphase pest and insect control program:  The Company derives its revenues from sales contracts with customers with revenues being generated when services are rendered.  Persuasive evidence of an arrangement is demonstrated via invoice and service agreement, service rendering is evidenced by a signed service application form by the service technician; the sales price to the customer is fixed upon signing of the service agreement and there is no separate sales rebate, discount, or volume incentive.

(ii) Commission income:  Commission income is recognized upon signing of sales order and delivery of product which the Company represents by the Manufacturer.  On September 21, 2009, the Company entered into a sales representative agreement (“Sales Representative Agreement”).  Pursuant to the Sales Representative Agreement the Company is compensated on sales leads provided by the Company at 3% percent of all prepaid and credit sales for all standard sales without volume discounts except product sample sales.  The Company needs to negotiate in advance of the sales commission percentage to be paid on all orders that the Manufacturer allows a quantity discount or other trade concession.  Commission on refunds to customers or merchandise returned by the customer which commission has already been paid to the Company should be deducted from future commissions to be paid to the Company by the Manufacturer.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

I.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

J.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

None

K.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The current executive officers, directors and significant employees of GreenPlex Services are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Kyle W. Carlson	President, Chief Executive Officer, & Chairman	31	September 4, 2009
Susan L. Troyer	Secretary/Treasurer, Chief Financial Officer & Director	52	September 4, 2009
Andrew Christman	Vice-President and Director	30	September 4, 2009

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.

Family Relationships

There are no family relationships among our directors or officers

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Kyle W. Carlson - Founder, President, Chief Executive Officer and Chairman.  Mr. Carlson is 31 years old and of good health.  Mr. Carlson attended Winona State University where he earned his business degree.  He worked in winter snow removal for Grant Township in Minnesota from 1996-2003, he co-owned Carlson Construction Services, a construction company, from 1997-2004, worked for Mr. Handyman home improvement company from 2003 to 2004, and has worked on several home and landscape improvement reality TV shows for various television networks as project manager and construction coordinator from 2005 to 2010,  Employment included “mobile home Disaster” seasons 2005 and 2008, “Deserve and Design” seasons 2007-2008, and “The Outdoor Room” seasons 2009-2010.  He is currently the Owner of Carlson Construction Corp., a home improvement company which he started in 2008, he has been a licensed contractor since 2008, and he is also certified in synthetic turf installation.  Mr. Carlson currently has his residential real estate agent license which he received in 2007.  With his vast knowledge and personal experience in snow removal, home and landscape improvement, turf installation, home construction, and residential real estate, combined with his business education and experience operating various businesses, he is well qualified to serve as Chairman of the Board of Directors.

Andrew Christman - Vice President and Director.  Mr. Christman is 30 years old and of good health.  Mr. Christman graduated from the University of Washington in 2002 with a B.A. from the Jackson School of International Studies and a minor in Spanish.  He owned and operated a successful landscaping business named Christman Landscaping from 1994 through 1998.  He also founded an exterior painting company named A&T Painting which was in business from 1998 to 2002.  From May 2005 to March 2007, he worked for by Plavan Petroleum, a San Diego biofuel distributor, and quickly became the specialist for San Diego County in charge of the purchasing, marketing, and sales for all alternative fuels.  In March 2007, he joined national fuel and lubricant distributor Maxum Petroleum with primary responsibilities in expanding domestic biodiesel consumption along the West Coast, purchasing, inspecting supplier facilities, and general sales and marketing.  He continues to work for Maxum Petroleum today.  Mr. Christman has years of working experience in the landscaping and exterior home improvement industry, as well as operating his own successful small businesses, which makes him ideally qualified to serve on the Board of Directors for GreenPlex Services, Inc.

Susan L. Troyer - Chief Financial Officer, Treasurer, Secretary and Director.  Ms. Troyer is 52 years old and of good health.  Ms. Troyer worked as a Cashier Receptionist/Insurance Billing Manager at Family Health Center in Washington State from 1985 to 1988.  She was an instructor at two junior colleges in medical secretary courses including insurance billing and diverse computer courses from 1989 to 1995.  She was Board Secretary and administrative assistant for the Sacred Heart Organ Procurement Agency from 1992 through 1997, and then was medical billing director and co-owner of PMB Management services, Inc. from 1998 to 2001.  Since then she has been an office manager or administrative specialist for several companies.  From February 2004 to May 2007 she was office manager and personnel supervisor for plastic surgeon Alfonso Oliva, M.D., where she did bookkeeping and handled accounts payable and receivable, as well as processing payroll and quarterly and annual taxes.  There she also did marketing, recruiting, procedure authorization, and document and report development.  From June 2007 to March 2008, Ms. Troyer was the practice manager for The Doctor’s Clinic of Spokane and had duties including office and personnel management, full-charge bookkeeping, processing payroll and taxes, reconciled bank statements, and worked with the clinic attorney on legal issues.  She took a hiatus from work until October 2008, when she became employed at Providence Sacred Heart Medical Center & Children’s Hospital as an administrative assistant where she processes billing, prepares and maintains records, coordinates activities within surgery services, and schedules medical procedures.  She is still presently with Providence Sacred Heart.  Ms. Troyer has substantial experience in billing practices, payroll, bookkeeping, account organization, and working in managerial capacities of businesses.  She has taught college classes related to insurance billing and various computer courses and has a knowledgeable understanding of business management for which she is qualified to be on the Board of Directors of GreenPlex Services, Inc.

Our directors, executive officers and control persons have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Identification of Certain Significant Employees

James Jefferson, 45 years in age, is our General Manager and full-time employee.  His duties include managing the day-to-day service call scheduling of the company, performing services, and soliciting new customers.  Mr. Jefferson was employed by Haase Landscaping, LLC from 1994 to 2009 as a commercial and residential landscaping specialist.  He is skilled in arborist techniques, He is a Certified Commercial Spray Applicator and is registered with the Washington State Department of Agriculture and has passed a comprehensive four part test through the Spokane County Extension which includes; 1) Laws and Safety; 2) Insect and Disease Control; 3) Turf and Ornamental Weed Control; and 4) GPCO ( General Pest Control Operator).

L.  EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the aggregate annual and long-term compensation paid by us since inception on September 2, 2009, until December 31, 2009, to our Chief Executive Officer (the “Named Executive Officer”). Other than as set forth below, no executive officer’s salary and bonus exceeded $100,000 for the fiscal year 2009.  The disclosure covers all compensation awarded to, earned by, or paid to the named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All other Compensation ($) (i)	Total ($) (j)
Kyle W. Carlson Pres, CEO, & Chairman	2009	0	0	0	0	0	-	0	0

Narrative Disclosure to Summary Compensation Table

Kyle W. Carlson has not entered into formal written employment agreement with GreenPlex Services.

Outstanding Equity Awards at Fiscal Year End

 None of our named executive officers have been granted any equity compensation, including option grants as of December 31, 2009.

Compensation of Directors

No compensation was paid to our directors for director services during the fiscal year ending December 31, 2009.

Compensation Committee Interlocks and Insider Participation

We do not currently have a compensation committee and there has been no executive officer compensation during the fiscal year ended December 31, 2009.

M.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 23, 2010, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers.  The percentage of shares beneficially owned is based on 1,480,000 shares of common stock outstanding as of June 23, 2010.  Shares of common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of June 23, 2010, are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.  Except as otherwise listed below, the address of each person is 10183 North Aero Drive, Suite 2, Hayden, ID 83835.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Carlson, Kyle W. - Pres., CEO, & Chairman (1)	200,000 shares	13.5%
Christman, Andrew - VP & Director (2)	200,000 shares	13.5%
Susan L. Troyer - CFO, Treas., Sec., & Director (3)	200,000 shares	13.5%
Maus, Christopher PO Box 711, Sandpoint, ID 83864	75,000 shares	5.4%
Romero, McKinley A. 1004 West 12th, Spokane, WA 99204	75,000 shares	5.4%
Katz, Benjamin 3026 Inglewood Blvd., Los Angeles, CA 90066	75,000 shares	5.4%
Graiwer, Marisa K. 11344 Albata St., Los Angeles, CA 90049	75,000 shares	5.4%
Graiwer, Manuel 550 Chalette Dr., Beverly Hills, CA 90210	75,000 shares	5.4%
Northwest Medical Research Partners, Inc.(4) 16031 S.W. Pleasant Hill Road Sherwood, OR 97140	75,000 shares	5.4%
Southwest Consulting Services, Ltd (5) Schottegatweg Oost 9E Willemstad, Curacao, Netherlands Antilles	75,000 shares	5.4%
Executive officers and directors as a group 3 persons (6)	600,000 shares	40.5%

(1)	Kyle W. Carlson, President, Chief Executive Officer, and Chairman. The holdings of Mr. Carlson include 200,000 shares of common stock.
(2)	Andrew Christman, Vice President, director. The holdings of Mr. Christman include 200,000 shares of common stock.
(3)	Susan L. Troyer, Chief Financial Officer, Treasurer, Secretary, director. The holdings of Ms. Troyer include 200,000 shares of common stock.
(4)	Marvin Hausman has investment control for Northwest Medical Research Partners, Inc.
(5)	Victoria Rae has investment control for Southwest Consulting Services, Ltd.
(6)	The holdings of the executive officers and directors as a group include an aggregate of 600,000 shares of common stock as of June 21, 2010.

Change in Control

We are unaware of any contract, or other arrangement or provision of our Articles or By-laws, the operation of which may at a subsequent date result in a change of control of our company.

N.  TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On September 4, 2010, an aggregate of 600,000 shares of common stock were purchased by our founders at $0.001 shares per share for aggregate gross proceeds of $600, as follows: 200,000 shares of common stock were issued to Kyle W. Carlson, our President, CEO, and Chairman, 200,000 shares were issued to Andrew Christman, Vice President and director, and 200,000 shares were issued to Susan L. Troyer, CFO, Treasurer, Secretary, and director

On September 30, 2009, GreenPlex Services concluded a private placement of shares of its common stock.  GreenPlex Services raised a total of $88,000 through the sale of 880,000 shares of its common stock to a total of 29 non-accredited investors and 15 accredited investors for $0.10 per share.  The following related person purchased shares in this private placement: Lane Carlson, the brother of Kyle W. Carlson, purchased 5,000 shares for $500.

Promoters and Certain Control Persons

The promoters of our company were Kyle W. Carlson, Susan L. Troyer, and Andrew Christman, our officers and directors.  Our promoters received nothing of value in return for being a promoter.  The promoters did purchase shares of GreenPlex Services for a price equal to the $.001 par value on September 4, 2009, as outlined in the section directly above.

Director Independence

Our Board of Directors has determined that none of our board members are “independent directors” under the criteria set forth in Rule 4200(15) of the NASDAQ Marketplace Rules.  We do not have a separate audit committee or any other committees at this time.  Our entire Board of Directors acts as our audit committee.

ITEM 11A.  MATERIAL CHANGES

None Applicable

IITEM 12.  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

None Applicable

ITEM 12A.  DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ONINDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide we shall indemnify any director, officer, employee or agent of our company, or any person serving in any such capacity of any other entity or enterprise at our request, against any and all legal expenses, including attorney’s fees, claims and or liabilities arising out of any action, suit or proceeding, except an action by or in the right of our company. We may, but are not required, to indemnify any person where such person acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or settlement or conviction, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful.

Indemnification will be made by us only when authorized in the specific case and upon a determination that indemnification is proper by (i) the stockholders, (ii) a majority vote of a quorum of the board of directors, consisting of directors who were not parties to the action, suit or proceeding, or (iii) independent legal counsel in a written legal opinion, if a quorum of disinterested directors so orders or if a quorum of disinterested directors cannot be obtained.

Expenses incurred in defending any action, suite or proceeding may be paid by our company in advance of the final disposition, when authorized by our board of directors, upon receipt of any undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under the indemnification provisions of our By-laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for GreenPlex Services by Michael R. Espey, Esq. of 318 18th Ave. E. Seattle, WA 98112, who is our independent legal counsel.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until October 14, 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.